Exhibit 18.1

June 2, 2010

SAIC, Inc.

1710 SAIC Drive

McLean, Virginia 22102

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended April 30, 2010, of the facts relating to the change in revenue recognition for cost-plus-fixed-fee, time-and-material and fixed-price-level-of-effort type of contracts with the U.S. Government from a cost-to-cost method (i.e. an input method) of percentage of completion to a revenue recognition method whereby revenue is recognized as follows:

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Cost-plus-fixed-fee Contracts—Revenue is now recognized on cost-plus-fixed-fee contracts on the basis of partial performance as costs are incurred together with an estimate of applicable fees as the Company becomes contractually entitled to reimbursement of costs and the applicable fees pursuant to the guidance in ASC 912-605-25 Contractors-Federal Government—Recognition of Fees Under Cost-Plus-Fixed-Fee Contracts.

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Time-and-Materials and Fixed-price-level-of-effort Contracts—Revenue is now recognized using an output method of percentage of completion to measure progress toward completion based on the hours provided in performance under the contract multiplied by the negotiated contract billing rates, plus the negotiated contract billing rate of any allowable material and subcontract costs and out-of-pocket expenses.

We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of SAIC, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to January 31, 2010. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of SAIC, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to January 31, 2010.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

San Diego, California